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                                                                    EXHIBIT 21.1

SCANSOFT, INC.
SUBSIDIARIES OF THE REGISTRANT
DECEMBER 31, 2002



SUBSIDIARY NAME                JURISDICTION
ScanSoft Japan KK              Japan
Caere Corporation              Delaware
ScanSoft Hungary Corp.         Hungary
Caere Kft                      Hungary
ScanSoft FSC                   Guam
Formonix, Inc.                 Colorado
ScanSoft BVBA                  Belgium
ScanSoft BV                    The Netherlands
Formmatt, Ltd.                 United Kingdom
ScanSoft Europe Ltd.           United Kingdom
ScanSoft GmbH                  Germany
ScanSoft SARL                  France
ScanSoft SpA                   Italy
ScanSoft AB                    Sweden